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                                                               Exhibit (d)(xxx)

                      AMENDMENT TO SUB-ADVISORY AGREEMENT

      This amendment (the "Amendment") to the Sub-Advisory Agreement is made as of January 11, 2005 by and between Charles Schwab Investment Management, Inc. ("CSIM") and American Century Investment Management, Inc. (the "Sub-Adviser");

      WHEREAS, CSIM and the Sub-Adviser have entered into a Sub-Advisory Agreement dated January 31, 2002, as amended on March 26, 2003.

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties agree as follows:

      Section 14. "Confidentiality" is hereby deleted and replaced with the following:

            The Mutual Confidentiality and Non-Disclosure Agreement ("Confidentiality Agreement") previously entered into between the parties is attached hereto as Schedule C and incorporated herein by reference. The Confidentiality Agreement will remain in effect throughout the term of this Agreement, and each party will abide by all of the provisions set forth therein. Upon termination of this Agreement, each party will continue to hold any Confidential Information (as that term is defined in the Confidentiality Agreement) in strict confidence for ten years from the date of termination, except with regard to: (a) trade secrets of either party which will be held in confidence for as long as such information remains a trade secret; and (b) Schwab Customer Information (as that term is defined in the Confidentiality Agreement) which will be held by Sub-Adviser in strict confidence in perpetuity and which will be used by Sub-Adviser only to perform the Services and for no other purpose. In addition, Sub-Adviser will not use any Confidential information concerning each Funds' portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of each Fund or to execute any other securities transaction. In no event, however, shall this Section limit the Sub-Adviser's ability to make investment decisions and execute transactions for accounts that are managed in the same style as any of the Funds. In the event any of the provisions of the Confidentiality Agreement conflict with any of the provisions of this Agreement, the latter will control.

      Except as expressly superseded or modified by this Amendment, the terms and provisions of the Sub-Advisory Agreement shall continue to apply with full force and effect.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of date first above written.

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

/S/ EVELYN DILSAVER
-------------------------------------
By:      Evelyn Dilsaver
Title:   President and Chief Executive Officer


AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

/S/ DAVID C. TUCKER
-------------------------------------
By:      David C. Tucker
Title:   Senior Vice President